Exhibit 21.1

Builders FirstSource, Inc.
Subsidiaries

BFS Asset Holdings LLC (Delaware)

BFS Design Services LLC (Delaware)

BFS Group LLC (Delaware)

BFS Operations LLC (Delaware)

BFS Procurement LLC (Delaware)

BFS Pay, LLC (Maryland)

BFS Real Estate LLC (Delaware)

BFS Texas Sales LLC (Delaware)

Builders FirstSource – Dallas, LLC (Delaware)

Builders FirstSource – Texas Installed Sales, LLC (Texas)

CCWP, Inc. (South Carolina)

Dixieline Builders Fund Control, Inc. (California)

National Lumber Company LLC (Delaware)

NETAppsID, Inc. (Canada)

Oxford Lumber and Building Materials LLC (Delaware)

Reliable Truss LLC (Delaware)

Spenard Builders Supply LLC (Alaska)

Timber Roots, LLC (Washington)

WTS Paradigm, LLC (Wisconsin)

360 Innovations, s.a.r.l. (France)